Exhibit 3.33

DEAN HELLER Secretary of State

202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Amendment for a Limited Partnership (Pursuant to NRS 88.355)

Important: Read attached instructions before completing:

Certificate of Amendment to Certificate of Limited Partnership

For a Nevada Limited Partnership

(Pursuant to NRS 88.355)

-Remit in Duplicate-

1.	Name of limited partnership: RadioShack International Procurement Limited Partnership

2.	The certificate has been amended as follows (provide article numbers, if available):*

Article I of the Certificate of Limited Partnership shall be deleted in its entirety and replaced with the following:

Name of the Limited Partnership: “RadioShack Global Sourcing Limited Partnership”

3.	Signatures (must be signed by an existing general and by any new general partners being added, if any):

/s/ Mark C. Hill	10/29/2003
Signature (general partner)	Date	Signature (general partner)	Date
Mark C. Hill Senior Vice President, RadioShack Corporation

Signature (general partner)	Date	Signature (general partner)	Date

* 1)	If amending name of limited partnership, the new name must contain the words “Limited Partnership, LP or L.P.”

2)	If adding new general partners, provide names and addresses.

FILING FEE: $150.00

IMPORTANT: Failure to include any of the above information and remit with the proper fees may cause this filing to be rejected.